Exhibit 99.6

English Summary of Loan Agreement Entered into by and between Shenzhen BAK Battery Co., Ltd. (“the Company”) and Shenzhen Eastern Branch, Agricultural Bank of China (the “Creditor”) Dated March 11, 2014

Main articles:

Contract number: 81010120140000245;

>	Loan principal: RMB 30 million;

>	Loan Term: from March 11, 2014 to March 10, 2015;

>	Floating interest rate: Interest rate of loan shall be 115% of the benchmark rate announced by the People’s Bank of China;

	•	Interest accrued and settled per month, interest settlement day is the 20th day of each month;

	•	Penalty interest rate for delayed repayment: current interest rate plus 50% * current interest rate;

	•	Penalty interest rate for embezzlement of loan: current interest rate plus 100% * current interest rate;

>	If any of the following occurs, the Creditor is entitled to prepayment of loan principal and interest before maturity and cancel all loans undisbursed:

	•	Delay in repayment of loan interest and the loan principal;

	•	The Company uses loan proceeds for purposes other than what is agreed without consent of the Creditor;

	•	The Company provides untrue representation or omit important financial information about its operation;

	•	The Company terminates operation or is prevented from operation;

>	Purpose of the loan is to provide working capital for the Company;

>

Breach of contract penalties: cure the breach of contract during limited time period; suspension of loan undisbursed; release loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal, interest and other fees; compensation for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation, among others.

Headlines of the articles omitted

>	Loan arrangement
>	Interest clearing of the loan
>	Payment of the loan
>	Guarantee
>	Declaration and Promise
>	Rights reserved
>	Modification, Amendment and Termination of Contract
>	Disputation settlement
>	Attachment
>	Other agreements
>	Validity